JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com News release: IMMEDIATE RELEASE Investor Contact: Mikael Grubb, 212-270-2479 Media Contact: Joseph Evangelisti, 212-270-7438 JPMorganChase Elects Brad D. Smith to its Board of Directors NEW YORK, October 17, 2024 – JPMorganChase (NYSE: JPM) announced today that Brad D. Smith, 60, has been elected as a director of the company, effective January 21, 2025. Mr. Smith has been the President of Marshall University since January 2022. Before returning to serve his alma mater, he was the CEO of Intuit for 11 years where he helped redefine the company from a North American desktop software company to a global cloud-based platform, growing its customer base worldwide through offerings including TurboTax, QuickBooks and Mint. He also served as Chair and Executive Chair of Intuit and held several leadership positions at ADP, PepsiCo, 7UP, and ADVO. His leadership at Intuit was marked by fostering an innovation culture built around data-driven decision-making and rapid experimentation, positioning the company as an industry leader and one of the top 100 Best Places to Work each year. At Marshall University, Mr. Smith has led efforts to expand access to affordable, flexible, and achievement-oriented education, with a 10-year goal of enabling students to earn their degrees debt-free. He currently serves on the boards of Amazon.com Inc., Humana Inc. and the Marshall Health Network. He has also served as chair of the Nordstrom, Inc. board and as a board member at Yahoo Inc. and Momentive (formerly SurveyMonkey). He co-founded with his wife the Wing 2 Wing Foundation, which provides access and support for education, entrepreneurship mentoring and investment in underserved West Virginia communities. “Brad Smith is a visionary leader with a proven track record of driving innovation and growth. His extensive experience in transformational leadership and his commitment to communities and expanding access to education will add tremendous value to our company,” said Jamie Dimon, Chairman and CEO of JPMorganChase. “I am honored to join the board at JPMorganChase, a company that shares my commitment to innovation, community development, and financial empowerment. I look forward to contributing to the continued success and growth of the organization, leveraging my experience to help drive meaningful impact for customers and communities worldwide,” said Mr. Smith. About JPMorganChase JPMorganChase (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorganChase had $4.2 trillion in assets and $346

J.P. Morgan Chase & Co. News Release billion in stockholders’ equity as of September 30, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com. ###